EXHIBIT 3

                    [Letterhead of the Republic of Colombia]


Bogota D.C., December 12, 2003



Republic of Colombia
Ministry of Finance and Public Credit
Carrera. 7A, No. 6-45, Piso 8
Bogota D.C., Colombia



Ladies and Gentlemen:

          In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia (the "Republic"), in connection with the Republic's invitation (the "Invitation") to holders of its 9.75% Puttable or Mandatorily Exchangeable Bonds due 2009 (the "Old Bonds") to submit offers to exchange up to U.S. $250,000,000 principal amount of Old Bonds for new 9.75% Bonds due 2009 (the "New Bonds") and a U.S. dollar amount of cash, pursuant to the Republic's registration statements, filed with the U.S. Securities and Exchange Commission (the "Commission") under Schedule B of the U.S. Securities Act of 1933, as amended (the "Securities Act") on June 14, 2001 (Registration Statement No. 333-13624) and October 1, 2003 (Registration Statement No. 333-109215) (collectively, the "Registration Statement").

          I have examined such documents and instruments as I have deemed necessary to arrive at the opinions expressed below, including the following:

          (i) the Registration Statement, the related Prospectus dated October 1, 2003, Prospectus Supplement dated November 19, 2003 and the Supplement to the Prospectus Supplement dated November 21, 2003;

          (ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994 (the "Fiscal Agency Agreement"), between the Republic and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), the form of which was incorporated by reference as an exhibit to the Registration Statement;

          (iii) the executed New Bonds dated December 5, 2003, in aggregate principal amount of U.S.$265,302,000;

          (iv) an executed copy of the Authorization Certificate dated December 5, 2003 pursuant to which the terms of the New Bonds were established;

          (v) all relevant provisions of the Constitution of the Republic and the following laws and decrees of the Republic under which the issuance and sale of the New Bonds was authorized (translations of which have been filed as part of Exhibit F to the Republic's Registration Statement No. 333-13172):

               (a) the surviving portions of Law 185 of January 27, 1995;

               (b) the relevant portions of Law 80 of October 28, 1993; and

               (c) Decree 2681 of December 29, 1993;

          (vi) the following additional acts of the Republic under which the issuance and sale of the New Bonds was authorized:


               (a) Resolution No. 2103 of November 18, 2003 and Resolution No. 2135 of November 21, 2003, issued by the Ministry of Finance and Public Credit (English translations of which are annexed hereto); and

               (b) External Resolutions No. 2 of June 7, 2002, and No. 6 of December 23, 2002 (English translations of which were filed as part of Exhibit 3 to Amendment No. 2 on Form 18-K/A to the Republics's Annual Report for its fiscal year ended December 31, 2001) and External Resolution No. 3 of June 20, 2003 (an English translation of which is annexed hereto), issued by the Board of Directors of the Central Bank of Colombia; In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

          It is my opinion that under and with respect to the present laws of the Republic, the New Bonds have been duly authorized, executed and delivered by the Republic, in accordance with the Fiscal Agency Agreement and constitute legal, valid and binding obligations of the Republic enforceable in accordance with their terms.

          In giving the foregoing opinion, I have assumed that the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement against the Fiscal Agent and the Republic and the New Bonds enforceable against the Republic.

          The foregoing opinion is limited to the law of the Republic.

          I hereby consent to the filing of this opinion as an exhibit to the Republic's Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2002 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption "Validity of the Securities" in the Prospectus and under the heading "Validity of the New Bonds" in the Prospectus Supplement referred to above.

                                          Very truly yours,



                                          /s/ Aida Cipagauta Rodriguez
                                          ----------------------------
                                          Aida Cipagauta Rodriguez
                                          Head of the Legal Affairs Group of the
                                          General Directorate of Public Credit
                                          Ministry of Finance and Public Credit
                                          of the Republic of Colombia

                              REPUBLIC OF COLOMBIA



                      MINISTRY OF FINANCE AND PUBLIC CREDIT




                    RESOLUTION NO. 2103 OF NOVEMBER 18, 2003




                "Whereby the Nation is authorized to carry out an
              external public debt transaction and issue, subscribe
             and place external public indebtedness certificates in
             the international capital markets and other provisions
                                   are taken"


                         THE GENERAL DIRECTOR OF PUBLIC
                                     CREDIT

                 in use of his legal powers and specially those
               conferred by Article 26 of Decree 2681 of 1993, and
                       Article 12 of Law 533 of 1999, and,


                                    WHEREAS:

Article 5 of Decree 2681 of 1993 sets forth that operations to manage public debt are all those ones that do not increase the net indebtedness of the state entity and make improve the debt profile thereof; therefore, these operations do not constitute a new financing and do not affect the indebtedness quota;

The Nation issued plain vanilla external public indebtedness certificates in the international capital markets, due 2009, which amortizations of capital will become enforceable on April 23, 2009;

The Nation issued external public indebtedness certificates in the international capital markets due 2009, and with a put option due 2005, which amortizations of capital will become enforceable on April 23, 2009, in case said option shall be exercised;

In order to improve its external debt profile, the Nation has scheduled to substitute a part or all the external public indebtedness certificates referred to in previous whereas by plain vanilla external public indebtedness certificates, with a 9.75 % coupon due 2009, to be issued for such purposes in the international capital markets setting the target transaction up to an amount of US $ 250,000,000 (TWO HUNDRED AND FIFTY MILLION US DOLLARS). Therefore, the certificates mentioned in previous whereas will conform one single series and will be fungible with the 9.75 % coupon due 2009;

The amount of the operation, referred to in above whereas, may be increased only by rounding effect on the appropriation at pro rata of the orders accepted in the auction.

The exchange mechanisms of the notes will be through a reverse Dutch auction, in which the Ministry of Finance and Public Credit - General Directorate of Public Credit - will set forth the rules to define the cut rate and, depending on the announced placement quota, the offers will be awarded which rate shall be lower or equal to this one;

The offers which rate shall be within the lower range or equal at the cut rate, previously defined by the Ministry of Finance and Public Credit - General Directorate of Public Credit - will be awarded at the cut rate. Offers will be approved up to the amount set forth by the Ministry of Finance and Public Credit
- General Directorate of Public Credit - for an amount of US $ 250,000,000 (TWO HUNDRED AND FIFTY MILLION US DOLLARS). If the awarded amount is lower than the accrued value of offers presented at the cut rate, the following criteria will be taken into account:

1.- Offers presented at a rate lower than the cut rate approved in full.

2.- Difference before the approved amount will be calculated on a pro rata basis among the offers presented at the same cut rate, if the order is higher than US $ 50,000 (USD FIFTY THOUSAND). If the order is lower than US $ 50,000 (USD FIFTY THOUSAND), it will be accepted in full;

Article 26 of Decree 2881 of 1993 sets forth that the execution of operations of external debt management of the Nation requires the authorization given by the Ministry of Finance and Public Credit, which may be granted provided it demonstrates the financial convenience and justification of that transaction and its effects on the debt profile;

Pursuant to provisions of Articles 5 and 26 of Decree 2681 of 1993, the General Directorate of Public Credit prepared a technical document wherein the no increase of the net indebtedness of the Nation and the favorable effects of this transaction on the debt profile are demonstrated, as certified by official letter Nos. 6.5-23332, of November 14, 2003, prepared by the Assistant Director of Risk's Office;

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution N(degree) 6 of December 23, 2002, External Resolution N(degree) 2 of June 7, 2002, and External Resolution N(degree) 3 of June 20, 2003, the Board of Directors of Banco de la Republica indicated the general financial conditions to which the Nation must be bound to place external public indebtedness certificates under debt management transactions in the international capital markets;

By means of resolution No. 055 of January 20, 2003 from the Ministry of Finance and Public Credit authorized the Nation to issue, subscribe and place external indebtedness certificates in the international capital markets up to the amount of ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $ 1,000,000,000) or its equivalent in other currencies and after having presently an authorized and non-used quota equivalent to TWENTY MILLION US DOLLARS (US $ 20,000,000);

The public credit management transaction referred to herein covers the total amount reached upon the culmination of the transaction, being authorized below. Likewise, it consumes and exhausts the whole US $ 20,000,000 (TWENTY MILLION US DOLLARS) mentioned in previous whereas;

Considering the foregoing, the Ministry of Finance and Public Credit considers necessary to issue this authorization;

                                    RESOLVES:

Article One.- Authorization to be granted to the Nation to carry out a public external debt management transaction. To authorize the Nation - Ministry of Finance and Public Credit to carry out a external public debt transaction consisting in the partial or total substitution of the external public indebtedness certificates due 2009 and put option in 2005, which amortizations of principal become enforceable on April 23, 2005, by external public indebtedness certificates dealt with in Article 2 hereof, setting forth a target for this transaction for an amount of TWO HUNDRED AND FIFTY MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $ 250,000,000) or its equivalent in other currencies. However, this transaction may be increased only by rounding effect in the appropriation carried out on a pro rata basis of the orders accepted in the auction.

Paragraph.- Under the above-mentioned transaction, the Nation - Ministry of Finance and Public Credit - is authorized to pay at market prices to the holders of the certificates the premium corresponding to the certificates exchange.

Article Two.- Authorization to issue bonds and financial conditions. To authorize to issue, subscribe and place plain vanilla external public indebtedness certificates, at 9.75 % due 2009, in the international capital markets aimed to substitute the external public indebtedness certificates described in Article 1 hereof up to an amount of TWO HUNDRED AND FIFTY MILLION US DOLLARS (US $ 300,000,000), or its equivalent in other currencies, and the amount originated in the rounding effect in the appropriation on a pro rata basis of orders accepted in the auction in line with parameters considered on in memorandum no. 6.5-23332 dated as of November 14, 2003, prepared by the Deputy Directorate of Risk Policies of the General Directorate of Public Credit of the Ministry of Finance and Public Credit.

Article 3. Financial Conditions. Public external debt certificates being dealt with in previous article will be subject to the following conditions:

Redemption period:              Over 2 (two) years based on the market to be
                                entered.

Interest rate:                  Fixed- or variable rate based on market
                                conditions on the date of placement of
                                certificates, subject to the limits set forth for such purposes by the Board of Directors of the Banco de la Republica.

Other terms and conditions:     The ones of the market for this sort of
                                operations.

Paragraph: The other terms, conditions and characteristics of the issuance being authorized hereby will be set forth by the General Directorate of Public Credit of the Ministry of Finance and Public Credit.

Article Four.- Authorization to enter into connected transactions. To authorize the Nation to enter into transactions that are connected to the public external public debt management transactions subject matter hereof.

Article Five.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal interest, fees and other charges related to the issue authorized hereby, will be tax exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

Article Six.- Issuance of other external public indebtedness certificates. The Nation will, concurrent to the issuance, placement and subscription of the public external debt dealt with in Article 2 hereof, be able to issue an additional amount of certificates that form part of the series of said certificates that will be aimed to finance budgetary appropriations corresponding to FY2003, use of which is based on the authorization granted by Resolution 055 of January 20, 2003, from the Ministry of Finance and Public
Credit:

Article Seven.- Fulfillment of other provisions. The Nation - Ministry of Finance and Public Credit must comply with External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la Republica, as well as other relevant budgetary, exchange and tax regulations or other ones.

Article Eight.- Validity. This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.


                       LET IT BE ENACTED AND ACCOMPLISHED



                Given in Bogota, D. C., as of November 18, 2003



                                    (Signed)
                              ALBERTO CARRASQUILLA
                     Minister of Finance and Public Credit

                              REPUBLIC OF COLOMBIA

                      MINISTRY OF FINANCE AND PUBLIC CREDIT

                    RESOLUTION NO. 2135 OF NOVEMBER 21, 2003

                "Whereby Resolution No. 2103 of November 18, 2003
                   and an authorization are partially revoked"

                      THE GENERAL DIRECTOR OF PUBLIC CREDIT

                 in use of his legal powers and specially those
               conferred by Article 26 of Decree 2681 of 1993, and
                       Article 12 of Law 533 of 1999, and,

                                    WHEREAS:

By means of Resolution 2103 of November 18, 2003, the Ministry of Finance and Public Credit authorized the Nation to carry out a public external debt management transaction and issue, subscribe and place external public indebtedness certificates in the international capital markets up to an amount of TWO HUNDRED AND FIFTY MILLION US DOLLARS (US $250,000,000);

Due to a shift in market conditions, it is necessary to increase the authorized amount of the auction as well as necessary modify the award criteria of the received offers, accepting the entirety of the offers presented at the cut rate;

Article 26 of Decree 2681 of 1993 sets forth that the execution of operations of external debt management of the Nation requires the authorization given by the Ministry of Finance and Public Credit which may be granted provided it demonstrates the financial convenience and justification of that transaction and its effects on the debt profile;

Pursuant to provisions of Articles 5 and 26 of Decree 2681 of 1993, the General Directorate of Public Credit prepared a technical document wherein the no increase of the net indebtedness of the Nation and the favorable effects of this transaction on the debt profile are demonstrated, as certified by official letters No. 6.5-23332, of November 14, 2003, and No. 6.5-23911, of November 21, 2003, prepared by the Deputy Directorate of Risk's Office;

By means of resolution No. 055 of 2003 from the Ministry of Finance and Public Credit authorized the Nation to issue, subscribe and place external indebtedness certificates in the international capital markets up to the amount of ONE BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $1,000,000,000);

Based on authorization provided for in Resolution No. 055 of 2003, the Nation -- Ministry of Finance and Public Credit has authorized a total amount of NINE HUNDRED AND EIGHTY MILLION US DOLLARS (US $980,000,000), according to the following breakdown: one issue carried out in January 2003 for FIVE HUNDRED MILLION US DOLLARS (US $500,000,000) due 2033; one other issue in April 2003, reopening of a note due 2013, for TWO HUNDRED AND FIFTY MILLION US DOLLARS (US $250,000,000); reopening of public external indebtedness certificates in the international capital markets due 2006 for ONE HUNDRED AND SIXTY-SEVEN MILLION US DOLLARS (US $167,000,000) and an issuance of public external indebtedness certificates due 2007 for SIXTY-THREE MILLION US DOLLARS (US $63,000,000);

By means of Resolution No. 2103 of November 18, 2003, the Ministry of Finance and Public Credit authorized the Nation to use TWENTY MILLION US DOLLARS (US $20,000,000) available from the quota of Resolution No. 055 of 2003, of the Ministry of Finance and Public Credit, that were not used in the transaction authorized by Resolution 2103 of November 18, 2003;

Considering the foregoing, the authorized and non used amount according to Resolution 055 of 2003, is TWENTY MILLION US DOLLARS (US $20,000,000);

The Ministry of Finance and Public Credit does not consider necessary to use the amount of TWENTY MILLION US DOLLARS (US $20,000,000) referred to in previous recital;

                                    RESOLVES:

Article One.- Article 1 of Resolution 2013 of November 18, 2003, will read as follows:

"Article One.- Authorization to be granted to the Nation to carry out a public external debt management transaction. To authorize the Nation -- Ministry of Finance and Public Credit to carry out an external public debt transaction consisting in the partial or total substitution of the external public indebtedness certificates due 2009 and put option in 2005, which repayments of principal become enforceable on April 23, 2005, by external public indebtedness certificates dealt with in Article 2 hereof, setting forth a target for this transaction for an amount of FIVE HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $500,000,000) or its equivalent in other currencies.

Paragraph.- Under the above-mentioned transaction, the Nation -- Ministry of Finance and Public Credit - is authorized to pay at market prices to the holders of the certificates the premium corresponding to the certificates exchange."

Article Two.- Article 2 of Resolution 2013 of November 18, 2003, will read as follows:

"Article Two.- Authorization to issue bonds and financial conditions. To authorize to issue, subscribe and place plain vanilla external public indebtedness certificates, at 9.75% due 2009, in the international capital markets aimed to substitute the external public indebtedness certificates described in Article 1 hereof up to an amount of FIVE HUNDRED M1LLION DOLLARS OF THE UNITED STATES OF AMERICA (US $500,000,000), or its equivalent in other currencies, and the amount originated from the rounding effect in the appropriation of orders accepted in the auction, taking into account all the offers presented at the cut rate, in line with parameters considered on in memorandum no. 6.5-23332 dated as of November 14, 2003, and No. 6.5-23911 dated as of November 21, 2003 prepared by the Deputy Directorate of Risk Policies of the General Directorate of Public Credit of the Ministry of Finance and Public Credit."

Article Three. - Revoking of the authorized and non used quota according to Resolution No. 055 of January 20, 2003. To revoke the remaining authorized and non used amount of TWENTY MILLION US DOLLARS (US $20,000,000) according to Resolution No. 055 of January 20, 2003.

Article Four. - Validity. This resolution is valid from the date of its publication in the Official Gazette requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of
Article 18 of Law 185 of 1995.

                       LET IT BE ENACTED AND ACCOMPLISHED



                 Given in Bogota, D. C., as of November 21, 2003



                                    (Signed)
                              ALBERTO CARRASQUILLA
                      Minister of Finance and Public Credit

                        EXTERNAL RESOLUTION NO 3 OF 2003
                                    (June 20)

               Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

               THE BOARD OF DIRECTORS OF THE BANCO DE LA REPUBLICA

    In use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of law 31 of 1992,

                                    RESOLVES:

Article 1. - Without prejudice of the fulfillment of the other requisites set forth by the laws in force and specially in budgetary matters and public credit, the securities denominated in foreign currency being issued and placed by the Nation in the international capital markets under public external debt management transactions during FY2003 shall be subject to External Resolutions 2 and 6 of 2002 and to all those provisions modifying or supplementing them.

Article 2.-  This resolution is valid as from the date of its publication.


Given in Bogota as of June 20, 2003.



          (Signed)                                              (Signed)
ALBERTO CARRASQUILLA BARRERA                            GERARDO HERNANDEZ CORREA
          President                                             Secretary